Exhibit 5.1

November 1, 2017

Molson Coors Brewing Company

1801 California Street, Suite 4600

Denver, Colorado 80202

Re:       Molson Coors Brewing Company - Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Molson Coors Brewing Company (the “Company”) and the additional registrants listed in the Registration Statement (as defined below) (the “Guarantors”) in connection with certain matters related to the offer by the Company and the Guarantors to exchange (the “Exchange Offer”) the Company’s 1.900% Senior Notes due 2019, 2.250% Senior Notes due 2020 and Senior Floating Rate Notes due 2019  (collectively, the “Exchange Notes”) and the associated guarantees of the Exchange Notes by the Guarantors (the “Guarantees”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), for an equal principal amount of the Company’s outstanding 1.900% Senior Notes due 2019, 2.250% Senior Notes due 2020 and Senior Floating Rate Notes due 2019, as applicable (collectively, the “Original Notes”) and the associated guarantees of the Original Notes by the Guarantors.

In the course of our representation as described above, we have examined, among other things, (i) the Indenture, dated as of March 15, 2017, among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as further supplemented and modified (the “U.S. Notes Indenture”), and (ii) the Indenture, dated as of March 15, 2017, among the Company, the Guarantors and the Trustee, as further supplemented and modified (together with the U.S. Notes Indenture, the “Indentures”).  We have also examined the Registration Statement and other documents and records of the Company and the Guarantors as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, when the Exchange Notes and the Guarantees are executed and authenticated, as applicable, in accordance with the provisions of the Indentures, and issued and delivered in exchange for the Original Notes in the manner described in the Registration Statement, (i) the Exchange Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) the Guarantees will constitute legal, valid and binding obligations of the Guarantors, enforceable against such Guarantors in accordance with their terms.

The opinions expressed above are subject to the following exclusions, assumptions, limitations and qualifications:

A.            We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law.

B.            We do not express any opinions herein concerning any laws other than the laws in their current forms of the federal laws of the United States of America, the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, and the laws of the State of New York, the State of Colorado, and the State of Wisconsin, and we express no opinion with respect to the laws of any other jurisdiction.

C.            We are not admitted or qualified to practice law in Nova Scotia, Canada or Ontario, Canada. Therefore, we have relied upon the opinions of McCarthy Tétrault LLP and Cox & Palmer, counsel to certain of the Guarantors, filed as exhibits to the Registration Statement, with respect to matters governed by the laws of Nova Scotia, Canada and Ontario, Canada, as applicable.

D.            We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indentures or the Exchange Notes that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived or rendered ineffective under applicable law or (ii) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in any prospectus relating thereto under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Securities and Exchange Commission issued thereunder..

Very truly yours,

/s/ PERKINS COIE LLP